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                            ViroPharma Incorporated
                       Computation of Net Loss Per Share

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                                                        1995             1996              1997             1998
                                                     ----------       ----------        ----------       ----------
Net loss                                             (3,854,862)      (6,395,004)      (11,449,883)     (26,402,116)

Accretion of redemption value
  attributable to mandatorily
  redeemable convertible preferred
  stock.                                                 19,104        1,597,341                --               --

Net loss allocable to shareholders                   (3,873,966)      (7,992,345)      (11,449,883)     (26,402,116)

Weighted average shares outstanding                     828,750        2,053,114        10,092,590       11,485,589

Shares assumed to be outstanding related to
  stock options and warrants granted for nominal
  consideration                                         270,646          270,646                --               --

Shares used in computing diluted net loss per share   1,099,396        2,323,760        10,092,590       11,485,589

Net loss per share
  Basic                                                   (4.67)           (3.89)            (1.13)           (2.30)

  Diluted                                                 (3.52)           (3.44)            (1.13)           (2.30)
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